Exhibit 11.1  Computation of Per Share Earnings


                                                          For the Three Months Ended           For the Nine Months Ended
                                                                  September 30,                       September 30,
                                                         -----------------------------       -----------------------------
Historical - primary                                             1997             1996              1997              1996
                                                         ------------     ------------       ------------      -----------
Weighted average common stock (1)...................        5,929,873         5,767,306         5,825,633        5,761,449
Weighted average common stock equivalents (2).......          610,219           397,725           613,764          392,667
                                                              -------           -------           -------          -------

Weighted average common stock and equivalents.......        6,540,092         6,165,031         6,439,397        6,154,116
                                                            =========         =========         =========        =========

Net income..........................................         $751,148        $1,331,593        $2,804,191       $2,956,991
                                                             ========        ==========        ==========       ==========

Net income per share (3)............................            $0.11             $0.22             $0.44            $0.48
                                                                =====             =====             =====            =====

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(1)  All common and common equivalent share amounts have been restated to reflect a 3.5-for-1 split approved by the Company on June 26, 1997 and effected on August 7, 1997.

(2) Includes common stock equivalents associated with any Company stock options issued one year prior to the September 1997 public offering date. In accordance with Staff Accounting Bulletin Topic 4-D, for all periods presented, the effect of such equivalents was computed under the treasury stock method, assuming the repurchase of such options by the Company at the market price at the end of the period.

(3) Fully diluted net income per common and common equivalent share is not presented as it was the same for all periods presented.

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